EXHIBIT 99

PRESS RELEASE

United Bancorp, Inc. 201 South 4th at Hickory Street, Martins Ferry, OH 43935

Contacts:	Scott A. Everson	Randall M. Greenwood
	Chairman, President and CEO	Senior Vice President, CFO and Treasurer
	(740) 633-0445, ext. 6154	(740) 633-0445, ext. 6181
	ceo@unitedbancorp.com	cfo@unitedbancorp.com

FOR IMMEDIATE RELEASE:               11:00 a.m. November 6, 2025

United Bancorp, Inc. Reports Respective Increases in 2025 Third Quarter and Nine-Month Earnings

MARTINS FERRY, OHIO ♦♦♦ United Bancorp, Inc. (NASDAQ: UBCP) reported diluted earnings per share of $0.34 and net income of $1,931,000 for the three months ended September 30, 2025. For the first nine months of the current year, UBCP reported diluted earnings per share of $0.99 and net income of $5,717,000.

Randall M. Greenwood, Senior Vice President, CFO and Treasurer remarked, “We are happy to report on the increased earnings for the third quarter ended September 30, 2025 and, also, the increased earnings and overall solid performance achieved by United Bancorp, Inc. (UBCP) for the first nine months of 2025. For the quarter, our Company produced net income and diluted earnings per share of $1,931,000 and $0.34, which are respective increases of $111,000, or 6.1%, and $0.03, or 9.7%, over the results achieved for each metric in the third quarter of the previous year. In addition, and on a linked-quarter basis, our Company’s net income and diluted earnings per share results also respectively increased by $17,000, or 0.9%, and $0.01 or 3.0%. For the first nine months of 2025, UBCP produced net income of $5,717,000, an increase of $165,000, or 3.0%, and diluted earnings per share of $0.99, which is an increase of $0.04, or 4.2%, which were both respective increases over the levels achieved the previous year. Considering, over the course of the past twelve months, we have undertaken several transformative projects that have added to our noninterest expense levels, such as: the construction of our new Wheeling Banking Center, the development and scaling out of both Unified Mortgage and our Treasury Management Programs, the investment in new technology and digital transformation and the acquisition of a property in St. Clairsville, Ohio that will become our Unified Center--- which will house our Accounting, Information Technology and Customer Sales and Service Functions--- we are very happy with the present performance of our Company. With our unwavering focus on growing our Company through investing in its infrastructure, product development and delivery, we strongly believe that these current undertakings… which are dilutive to current financial performance… will provide a pathway to future growth and lead to increasingly higher performance over the course of the next twelve to twenty-four months, and help us to maintain our overall relevance for many years to come.”

Greenwood further remarked, “As we all know, the economic environment in which we are operating is posing challenges for all businesses with the present high degree of uncertainty that permeates our national and world economies as a result of the tariffs that were announced earlier this year under the new administration and which are in the process of being fully negotiated and enacted. This new trade policy--- coupled with a perceived slowing of employment and lingering inflation--- has led many of us to question the future direction of our economy and what impact it will have on the businesses that operate therein, including our Company. Even though we have dealt with changing and somewhat volatile fiscal and monetary policy over the course of the past couple of years, this new economic reality relating to trade policy has only been cast upon us within the past several months and the uncertainty relating thereto is still high. In addition--- and, to further add to the uncertainty that permeates our present economy--- our federal government shutdown on October 1, 2025 after Congress failed to pass funding legislation to support its ongoing operation. Thus far, our Company has responded in a positive fashion to this new and continuing economic uncertainty with which we have been confronted on both a year-to-date and year-over-year basis. For the first nine months of 2025 compared to the same nine-month period the previous year, the net interest income that our Company realized increased by $1,116,000, or 6.0%, and our net interest margin improved by sixteen (16) basis points to 3.66% from 3.50%. Of note and evidencing an expansionary trend, on a year-over-year basis for the most recently ended quarter--- the increase in our Company’s net interest income accelerated above the year-to-date level by increasing by $591,000, or 9.6%. We are optimistic that we can continue this current increasing and expansionary trend for both our total interest income and net interest margin for the remainder of this year.”

Greenwood continued, “The primary driver of our Company’s growing level of net interest income and the expansion of its net interest margin is the growth trend we have experienced this year in our total assets, which increased on a year-over-year basis by $41.3 million, or 5.0%, to a level of $866.8 million as of September 30, 2025. This growth in total assets is primarily attributed to gross loans increasing by $21.5 million, or 4.5%, to a level of $496.5 million and cash and due from the Federal Reserve Bank increasing by $7.8 million, or 20.6%, to a level of $45.6 million as of the most recently ended quarter. In addition, during the third quarter of the current year, we took advantage of heightened yield opportunities presented in the market by investing approximately $21.0 million of our excess reserves held at the Federal Reserve Bank into municipal securities with an average taxable equivalent yield (TEY) of 6.1%. These newly purchased securities should help boost the level of interest income that we generate in future periods and further contribute to the corresponding expansion of both our net interest income and net interest margin… especially, if the Federal Open Market Committee (FOMC) continues to lower short term rates as it did toward the end of the third quarter. Interestingly, a significant portion of the municipal securities that we hold in our investment portfolio have extended call protection, which should benefit our Company in a falling rate environment. Also, of interest, we continue to see the average yield of our overall loan portfolio increase as many of our loans originated over the course of the past five years are repricing in the current interest rate environment; wherein, current loan rates are considerably higher than the initial rates at which these loans were originated. With our present liquidity level at the Federal Reserve, we will have a sharp focus on continuing to grow our loans outstanding as we enter the fourth quarter of the current year. This anticipated growth in our Company’s gross loans, along with the continued repricing of our loan portfolio in a higher-rate environment, should contribute to our Company continuing to generate higher levels of interest income on loans and loan related fees, which should positively contribute to the aforementioned projection of higher levels of net interest income being realized for the remainder of the year.”

Greenwood further noted, “Looking at the interest expense side of the net interest margin, our Company’s total interest expense did respectively increase on both a quarterly and year-to-date basis by $101,000, or 2.7%, and $330,000 or 3.0%. This modest increase in our Company’s total interest expense was primarily driven by a year-over-year increase in our total deposits of $29.4 million, or 4.8%, to a level of $645.2 million and a shift in our Company’s depository mix with a decrease in our lower-cost funding (consisting of demand and savings balances) and an increase in our higher-cost term funding (consisting of time deposits). This trend has recently begun to shift somewhat during the course of the most recently ended quarter as our Company experienced an increase in noninterest bearing demand balances. Year-over-year and as of September 30, 2025, noninterest bearing demand balances increased by $12.3 million, or 8.5%, to a level of $156.3 million. Overall, year-over-year, our Company saw its interest expense to average assets increase by three (3) basis points to a level of 1.80%. In the present environment in which we operate, we do anticipate that we will be able to start to see a decline in our total interest expense levels, which should further contribute to net interest income expansion and margin accretion during the current year.”

Lastly, Greenwood stated, “Even with many of our borrowers experiencing rate resets to levels that may be double their previous rates on their loans in this higher-rate environment and with the economic uncertainty that continues, we have successfully maintained credit-related strength and stability within our loan portfolio. As of September 30, 2025, our Company’s total nonaccrual loans and loans past due 30 plus days were $3.1 million, which is 0.63% of gross loans. At the end of the most recent quarter, our Company’s nonperforming assets to total assets was 0.66%, which compares favorably to our industry and peer group of financial institutions. In addition, these reported levels continue to be well-below historic levels. Further highlighting the overall strength of our loan portfolio, our Company had net loans charged off (excluding overdrafts) of ($137,000) for the first nine months of this year, which annualized is (0.04%) of average loans and is in-line with the previous year. Considering some of the economic uncertainty and macroeconomic trends in the current year--- along with the growth in our gross loans--- our Company had a provision for credit loss expense for the first nine months of the current year of $488,000 for the quarter ended September 30, 2025, which is an increase of $314,000 year-over-year. This increase in our provision for credit loss expense led to a decrease in our Company’s diluted earnings per share of approximately ($0.045) in the current year.” Greenwood concluded, “Even considering our growing gross loan totals… with the increased provision for credit losses this year and continued solid credit quality-related metrics as of the most recently ended quarter, our Company had a total allowance for credit losses to total loans of 0.87%, which is a three (3) basis point increase over the previous year (and, on a linked quarter basis), and our total allowance for credit losses to nonaccrual loans was 177% as of September 30, 2025. Overall, we firmly believe that we are presently well reserved with strong coverage. Also, our Company remains very well capitalized by regulatory standards with regulatory capital (stockholders’ equity plus accumulated other comprehensive loss (AOCI)) of $75.1 million, or 8.9% of average assets as of September 30, 2025.”

Scott A. Everson, Chairman, President and CEO stated, “Considering that the uncertainty relating to our country’s present economic outlook remains elevated due to our current administration’s trade policy implemented within the past several months--- coupled with the potentially restrictive monetary policy position of the Federal Open Market Committee’s (FOMC) under which we presently operate--- our Company has performed in an admirable fashion over the course of the first nine months of 2025. We are happy to see the growth trends that we have experienced during the first three quarters of the current year in both our total deposits and gross loans and the current quality of the credit related metrics of our loan portfolio that remain relatively stable and low by historic standards. With the stronger demand for our loan products that we are currently experiencing--- especially, in the relationship-driven, small-business oriented commercial portfolio, which accounts for approximately eighty percent (80%) of our total loans--- we can continue our focus of attracting more deposits to fund this increased loan demand, which will help our Company’s positive pursuit of achieving its goal of growing total assets to a level of $1.0 billion or greater! As we invest in the infrastructure of our Company, we have a lot of positive operating leverage and scale is definitely our friend. We anticipate that this envisioned growth of our Company’s balance sheet should lead to increasing revenue generation and profitability in future periods.”

Everson continued, “Under our Company’s guiding principles and vision, United Bancorp, Inc. (UBCP) has had a goal to grow its asset-base to a level of $1.0 billion (and, beyond) for the past several years. With all of the economic uncertainty and challenges within the past few years with which we have been confronted, our Company adopted a more defensive posture… which sacrificed growth for the sake of maintaining sound performance with a more conservative balance sheet management approach. Beginning in 2024, we began to adopt a more offensive-oriented posture with a focus, once again, on driving the growth of the balance sheet of our Company, which we believe will lead to higher levels of earnings and profitability and ensure our long-term relevance. Several new initiatives which we have previously announced--- and, which we have either already begun or are in the process implementing--- are key to driving this envisioned growth. A major initiative that our Company has undertaken is the development and construction of a new regional banking center in the desirable market of Wheeling, West Virginia. We are excited by the progress that has been made on this highly-promising banking center, which is scheduled to open within the next few weeks. Even though this banking center has not yet opened, some of the recent growth within our loan and depository portfolios is directly attributed to this office through the efforts of the business development team that we already have in place for this location. We firmly believe that within five years, this new banking center will be a top performer for UBCP!” Everson further stated, “Another exciting initiative that we have undertaken (and, more fully developed over the course of the past year) is our new Unified Mortgage Division. Last year, this new division helped our Company produce higher levels of fee income and we believe that as we scale this function more fully, it will only become more lucrative for us. We have also become more focused on developing our Treasury Management function, which focusses on helping our small business customers with cash management, merchant services and payments. Not only does this developing department within our Company help generate higher levels of fee income, it also is key to helping us grow our no or low-cost deposit base… both of which lead to increased profitability. Also, over the course of the past year, UBCP has made a tremendous investment in the area of technology as we focus on digital transformation and omni-channel delivery, which will ensure that we meet the changing needs of our customer base and attract new customers to our Company. We are also in the process of implementing an artificial intelligence (AI) solution, which will help us better serve our customers by more effectively and efficiently responding to and answering customer inquiries on their terms and guiding them to the best financial solutions that better meet their current and changing needs. Lastly, we acquired a property in St. Clairsville, Ohio, which will be known as the Unified Center, that will house the Accounting, Technology and Customer Support functions of our Company. As UBCP has grown and evolved over the course of the past several years (and, as we continue to do so), we have had a need for a facility such as this. I am most excited about the Customer Support function that we are developing at the Unified Center, which will centralize the service function of our Company with team members that are highly skilled and more capable of providing a complete and satisfying “Unified Experience” to our valued customers. In addition, it will have a sales-oriented function, which is anticipated to lead to additional business for our Company (with the help of our AI-solution) by routing inbound inquiries from any banking channel to skilled sales professionals. This process will focus on the attraction and expansion of relationships through more effective on-boarding and cross-selling practices, which will lead to the sale of additional products and services to both our existing and newly prospected customers through this much more efficient and effective delivery channel. The renovation of the Unified Center should be completed by year-end and we will be ready to launch our new and exciting customer-centric solutions in the first quarter of next year.”

Everson continued, “As always, our primary focus is protecting the investment of our shareholders in our Company and rewarding them in a balanced fashion by growing their value and paying an attractive cash dividend. In these areas, our shareholders have been nicely rewarded. In the first three quarters of the current year, we, once again, paid both our regular cash dividend and a special dividend to our valued shareholders. With these payouts, the regular cash dividend increased by $0.03 from the previous year to a level of $0.555, an increase of 5.7%. The special cash dividend paid out in the first quarter of this year was $0.175, which was an increase of $0.025, or 16.7%, over the payout the previous year. In the current year, United Bancorp, Inc. (UBCP) has paid total cash dividends to its shareholders in the amount of $0.73, an increase of $0.055, or 8.2%, over the amount paid in the first nine months of 2024, which produces a near industry leading total dividend yield of 6.6%. This total dividend yield is based on our third quarter cash dividend on a forward basis, plus the special dividend (which combined total $0.925) and our quarter-end fair market value of $13.98. On a year-over-year basis as of September 30, 2025, the fair market value of our Company’s stock favorably increased by $0.85, or 6.5%, and our market price to tangible book value was 127%, which compares favorably to current industry standards.”

Everson concluded, “Considering that we continue to operate in a challenging economic and a highly competitive industry-related environment, we are very pleased with our current performance and future prospects. Even with these present threats to which we are exposed, we are very optimistic about the future growth and earnings potential for United Bancorp, Inc. (UBCP). We firmly believe that with the challenges that our industry has experienced over the course of the past few years, our Company has evolved into a more fundamentally sound organization with a focus on evolving and growing in order to achieve greater efficiencies and scales and generate higher levels of revenue--- while prudently managing expenses and controlling overall costs. We have and continue to invest in areas that will lead to our continued and future relevancy within our industry. Although such initiatives can stress the short-term performance of our Company, we firmly believe that they will help us fulfill our intermediate and longer-term goals and produce above industry earnings and performance. As previously mentioned, we still have a vision of prudently and profitably growing UBCP to an asset threshold of $1.0 billion, or greater, in the near term. We are truly excited about our Company’s direction and the potential that it brings. With an unwavering focus on continual process improvement, product development and enhanced delivery, we firmly believe the future for our Company is very bright.”

As of September 30, 2025, United Bancorp, Inc. has total assets of $866.8 million and total shareholders’ equity of $66.5 million. Through its single bank charter, Unified Bank, the Company currently has eighteen banking centers that serve the Ohio Counties of Athens, Belmont, Carroll, Fairfield, Harrison, Jefferson and Tuscarawas and Marshall County in West Virginia. United Bancorp, Inc. trades on the NASDAQ Capital Market tier of the NASDAQ Stock Market under the symbol UBCP, Cusip #909911109.

Certain statements contained herein are not based on historical facts and are "forward-looking statements" within the meaning of Section 21A of the Securities Exchange Act of 1934. Forward-looking statements, which are based on various assumptions (some of which are beyond the Company's control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of these terms. Actual results could differ materially from those set forth in forward-looking statements, due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, changes in the financial and securities markets, including changes with respect to the market value of our financial assets, and the availability of and costs associated with sources of liquidity. The Company undertakes no obligation to update or carry forward-looking statements, whether as a result of new information, future events or otherwise.

United Bancorp, Inc. ("UBCP")

	For the Three Months Ended September 30,		%	$
	2025	2024	Change	Change
Earnings
Interest income on loans	$7,599,055	$7,064,731	7.56%	$534,324
Loan fees	160,873	168,355	-4.44%	$(7,482)
Interest income on securities	2,875,206	2,710,711	6.07%	$164,495
Total interest income	10,635,134	9,943,797	6.95%	$691,337
Total interest expense	3,905,674	3,804,903	2.65%	$100,771
Net interest income	6,729,460	6,138,894	9.62%	$590,566
Provision for credit losses - loans	186,000	69,665	166.99%	$116,335
Provision for credit losses - off balance sheet commitments	-	-	N/A	$-
Provision for Credit Loss Expense	186,000	69,665	166.99%	$116,335
Net interest income after provision for credit losses	6,543,460	6,069,229	7.81%	$474,231
Service charges on deposit accounts	856,758	766,866	11.72%	$89,892
Net realized gains on sale of loans	117,809	167,901	-29.83%	$(50,092)
Other noninterest income	373,218	280,448	33.08%	$92,770
Total noninterest income	1,347,785	1,215,215	10.91%	$132,570
Total noninterest expense	5,980,591	5,529,138	8.16%	$451,453
Earnings before taxes	1,910,654	1,755,306	8.85%	$155,348
Income tax (benefit) expense	(20,387)	(64,353)	-68.32%	$43,966
Net income	$1,931,041	$1,819,659	6.12%	$111,382

Per share
Earnings per common share - Basic	$0.34	$0.31	9.68%
Earnings per common share - Diluted	0.34	0.31	9.68%
Cash Dividends paid	0.1875	0.1775	5.63%
Annualized yield based on quarter end close	5.36%	5.33%	N/A
Shares Outstanding
Average - Basic	5,486,221	5,621,393	--------
Average - Diluted	5,486,221	5,621,393	--------
Common stock, shares issued	6,203,141	6,203,141	--------
Shares used for Book Value Computation	5,956,278	5,966,278
Shares held as treasury stock	246,863	236,863	--------

	For the Nine Months Ended September 30,		%	$
	2025	2024	Change	Change
Earnings
Interest income on loans	$22,109,536	$20,462,806	8.05%	$1,646,730
Loan fees	658,156	517,371	27.21%	$140,785
Interest income on securities	8,120,975	8,462,643	-4.04%	$(341,668)
Total interest income	30,888,667	29,442,820	4.91%	$1,445,847
Total interest expense	11,317,143	10,987,418	3.00%	$329,725
Net interest income	19,571,524	18,455,402	6.05%	$1,116,122
Provision for credit losses - loans	488,000	304,165	60.44%	$183,835
(Credit) Provision for credit losses - off balance sheet commitments	-	(130,000)	N/A	$130,000
Provision for Credit Loss Expense	488,000	174,165	180.19%	$313,835
Net interest income after provision for credit losses	19,083,524	18,281,237	4.39%	$802,287
Service charges on deposit accounts	2,391,061	2,187,177	9.32%	$203,884
Net realized gains on sale of loans	342,893	363,364	-5.63%	$(20,471)
Net realized gain (loss) on sale of available-for-sale securities	143,625	(115,685)	N/A	$259,310
Other noninterest income	1,141,079	830,774	37.35%	$310,305
Total noninterest income	4,018,658	3,265,630	23.06%	$753,028
Total noninterest expense	17,408,848	16,035,175	8.57%	$1,373,673
Earnings before income taxes	5,693,334	5,511,692	3.30%	$181,642
Income tax expense	(24,093)	(40,845)	-41.01%	$16,752
Net income	$5,717,427	$5,552,537	2.97%	$164,890
Per share
Earnings per common share - Basic	$0.99	$0.95	4.21%
Earnings per common share - Diluted	0.99	0.95	4.21%
Cash dividends paid	0.7300	0.6750	8.15%
Shares Outstanding
Average - Basic	5,494,172	5,584,250	--------
Average - Diluted	5,494,172	5,584,250	--------
At quarter end
Total assets	$866,755,858	$825,482,119	5.00%	$41,273,739
Total assets (average)	839,519,000	826,203,000	1.61%	$13,316,000
Other real estate and repossessions	3,275,530	3,380,610	-3.11%	$(105,080)
Gross loans	496,536,989	475,004,333	4.53%	$21,532,656
Allowance for credit losses	4,302,545	4,002,140	7.51%	$300,405
Net loans	492,234,444	471,002,193	4.51%	$21,232,251
Net loans (charge offs)	(137,314)	(140,629)	-2.36%	$3,315
Net overdrafts (charge offs)	(74,445)	(79,580)	-6.45%	$5,135
Total net (charge offs)	(211,759)	(220,209)	-3.84%	$8,450
Non-accrual loans	2,437,164	379,988	541.38%	$2,057,176
Loans past due 30+ days (excludes non accrual loans)	708,906	624,883	13.45%	$84,023
Average loans	497,276,000	480,841,000	3.42%	$16,435,000
Cash and due from Federal Reserve Bank	45,562,139	37,777,822	20.61%	$7,784,317
Average cash and due from Federal Reserve Bank	41,253,000	39,963,000	3.23%	$1,290,000
Securities and other restricted stock	257,755,991	254,186,642	1.40%	$3,569,349
Average securities and other restricted stock	237,724,000	250,081,000	-4.94%	$(12,357,000)
Average total deposits	632,138,000	620,828,000	1.82%	$11,310,000
Total deposits	645,193,065	615,818,830	4.77%	$29,374,235
Non interest bearing demand	156,286,567	144,011,842	8.52%	$12,274,725
Interest bearing demand	176,556,780	180,917,593	-2.41%	$(4,360,813)
Savings	123,219,866	123,171,427	0.04%	$48,439
Time	189,129,852	167,717,968	12.77%	$21,411,884
Advances from the Federal Home Loan Bank	75,000,000	75,000,000	N/A	$-
Overnight advances	-	-	N/A	$-
Term advances	75,000,000	75,000,000	N/A	$-
Subordinated debt (net of unamortized issuance costs)	23,893,250	23,832,374	0.26%	$60,876
Securities sold under agreements to repurchase	47,670,104	36,122,587	31.97%	$11,547,517
Shareholders' equity	66,470,103	65,459,697	1.54%	$1,010,406
Common Stock, Additional Paid in Capital	33,104,868	32,406,779	2.15%	$698,089
Retained Earnings	47,670,469	45,531,256	4.70%	$2,139,213
Share held by Deferred Plan and Treasury Stock	(5,719,174)	(5,320,742)	7.49%	$(398,432)
Accumulated other comprehensive loss, net of tax benefits	(8,586,060)	(7,157,596)	19.96%	$(1,428,464)
Goodwill and intangible assets (impact on Shareholders' equity)	692,293	842,293	-17.81%	$(150,000)
Tangible shareholders' equity	65,777,810	64,617,404	1.80%	$1,160,406
Shareholders' equity (average)	61,089,000	65,507,000	-6.74%	$(4,418,000)
Stock data
Market value - last close (end of period)	$13.98	$13.13	6.47%
Dividend payout ratio (without special dividend)	56.06%	55.26%	1.44%
Book value (end of period)	11.16	10.98	1.64%
Tangible book value	11.04	10.84	1.85%
Market price to book value	125.27%	119.58%	4.76%
Market price to tangible book value	126.63%	121.13%	4.54%
Key performance ratios
Return on average assets (ROA)	0.91%	0.90%	0.01%
Return on average equity (ROE)	12.48%	11.30%	1.18%
Net interest margin (federal tax equivalent)	3.66%	3.50%	0.16%
Interest expense to average assets	1.80%	1.77%	0.03%
Total allowance for credit losses to nonaccrual loans	176.54%	1053.23%	-876.69%
Total allowance for credit losses to total loans	0.87%	0.84%	0.03%
Net charge-offs (recoveries) to average loans	-0.04%	-0.05%	0.01%
Nonaccrual loans and OREO to average assets	0.68%	0.46%	0.22%
Nonaccrual loans and OREO to total assets	0.66%	0.46%	0.20%
Equity to assets at period end	7.67%	7.93%	-0.26%